Exhibit 99.1

October 25, 2006

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Michael Halloran Vice President and CFO (801) 365-2854	Sam Westover President and CEO (801) 365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR THIRD QUARTER 2006

Net Sales Set Third Quarter Record – Up 8.7% From Last Year’s Third Quarter

Salt Lake City, Utah, October 25, 2006 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for its third quarter ended September 30, 2006. Net sales in the third quarter 2006 established a third quarter record of $26.5 million, up 8.7% from net sales of $24.4 million in the third quarter 2005. The net loss was $0.8 million, or $0.03 per share, in the third quarter 2006 compared to a net loss of $7.3 million or $0.34 per share, in the third quarter 2005. The third quarter 2006 net loss included charges for a legal ruling and the on-going Tympany earn-out obligation totaling $0.5 million. The third quarter 2005 net loss included an asset impairment charge of $5.7 million and a restructuring charge of $1.2 million. Excluding asset impairment and other charges from the third quarter 2006 and 2005, income before taxes improved $1.7 million.

North American sales of $9.8 million in the third quarter 2006 increased $0.5 million, or 4.9% from the third quarter 2005 North American sales of $9.3 million. European sales of $10.1 million in the third quarter 2006 increased $0.9 million, or 10.2%, from third quarter 2005 European sales of $9.2 million mainly as a result of strong sales due to the introduction of Ion. Rest-of-world sales of $6.0 million in the third quarter 2006 were up 24.7% from third quarter 2005 rest-of-world sales of $4.8 million primarily due to Australian sales and marketing activities and further training of our hearing care consultants. Auditory testing equipment sales of $0.6 million in the third quarter 2006 decreased $0.5 million from the third quarter 2005 sales of

$1.1 million. The Company has launched two new products this year, Ion and Natura Pro. Products introduced during the last 24 months comprised 77% of third quarter U.S. net sales.

Gross profit of $15.4 million in the third quarter 2006 also established a third quarter record and was up 22.0% from gross profit of $12.6 million in last year’s third quarter. Gross margin of 58.3% in the third quarter 2006 was up from last year’s third quarter level of 51.9% as a result of higher average selling prices in Europe due to the introduction of Ion, sales mix, and cost reduction activities in manufacturing. The third quarter 2005 gross profit was impacted by a $0.7 million asset impairment charge relating to the auditory testing equipment segment.

Selling, general and administrative expense increased $0.5 million or 3.7% during the third quarter 2006 principally as a result of targeted sales and marketing initiatives and expanded and acquired retail operations, offset by a reduction in auditory testing equipment expense and the effect of the restructuring activities in the fourth quarter of 2005. Selling, general and administrative expense as a percentage of revenue for the third quarter 2006 improved 2.4% from the prior year. Research and development expense in the third quarter 2006 of $2.2 million remained at the same level as the prior year third quarter.

The third quarter 2006 included a $0.6 million charge related to a legal ruling involving an acquisition earn-out. Also in the third quarter 2006, an asset impairment charge of $0.2 million for the Tympany earn-out obligation was offset by a settlement of $0.3 million relating to the same obligation for the period from acquisition in December 2004 to June 2006. Asset impairment and restructuring charges of $6.9 million in the third quarter 2005 related to the write-down of intangible assets recorded in connection with the acquisition of Tympany of $5.7 million and restructuring charges, principally personnel reductions at Tympany, of $1.2 million.

The Company recorded income tax expense of $0.4 million in the third quarter 2006, compared to a $1.2 million benefit in the third quarter 2005, resulting in a $1.6 million tax expense increase over the prior year third quarter. The income tax benefit in the third quarter 2005 of $1.2 million included a benefit of $0.7 million related to the resolution of a foreign income tax contingency.

Sam Westover, President and CEO, stated, “The improvement in our financial results is accelerating. I am further pleased that our products continue to achieve widespread acceptance in the marketplace which is driving meaningful sales growth and gross profit improvements for the Company. We are also excited about the product launches of Balance and Ion+ this month.”

As of September 30, 2006, Sonic Innovations had cash and marketable securities of $25.0 million and debt of $6.5 million. The cash and marketable securities increase of $7.8 million from June 30, 2006 was mainly due to net proceeds of $11.1 million as a result of the private placement of 3.2 million shares of common stock to a group of new and existing institutional investors.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: the market acceptance of our products, including the new Ion+ product and Balance product line; we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Wednesday, October 25, 2006 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 573-4754, or (617) 224-4325 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 76668346 (available through November 1, 2006), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
Net sales	$26,465	$24,353	$79,448	$80,429
Cost of sales	11,047	11,024	34,379	36,477
Asset impairment charge	—	694	—	694

Gross profit	15,418	12,635	45,069	43,258
Selling, general and administrative expense	13,219	12,748	39,490	42,262
Research and development expense	2,240	2,192	6,601	6,680
Asset impairment and other charges	542	6,247	1,263	6,247

Operating loss	(583)	(8,552)	(2,285)	(11,931)
Other income	235	96	759	184

Loss before taxes	(348)	(8,456)	(1,526)	(11,747)
Income tax provision (benefit)	409	(1,166)	496	(1,243)

Net loss	$(757)	$(7,290)	$(2,022)	$(10,504)

Basic and diluted loss per common share	$(0.03)	$(0.34)	$(0.9)	$(0.49)

Basic and diluted weighted average number of common shares outstanding:	24,003	21,488	22,665	21,332

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets:
Cash and marketable securities	$25,005	$16,249
Accounts receivable	17,359	14,870
Inventories	10,477	10,234
Property and equipment	7,792	8,772
Goodwill and intangibles	37,033	33,825
Other	5,008	2,814

Total assets	$102,674	$86,764

Liabilities:
Accounts payable and accrued liabilities	$24,466	$23,519
Loans payable	6,496	6,217
Deferred revenue	7,982	7,257

Total liabilities	38,944	36,993
Shareholders’ equity:
Common stock	27	22
Additional paid-in capital	133,930	120,578
Accumulated deficit	(72,427)	(70,405)
Other	2,200	(424)

Total shareholders’ equity	63,730	49,771

Total liabilities and shareholders’ equity	$102,674	$86,764

Sonic Innovations, Inc.

Consolidated Statement of Net Sales Information

(In thousands)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
North America	$9,791	$9,337	$30,974	$28,759
Europe	10,132	9,194	29,569	33,398
Rest-of-World	5,940	4,763	16,243	13,786
Auditory Testing Equipment	602	1,059	2,662	4,486

Total	$26,465	$24,353	$79,448	$80,429